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SHARE PURCHASE AGREEMENT

And

EMPLOYMENT CONTRACT

EMPLOYMENT AGREEMENT

Ali J Nasir, 2071 Bravado St., Vista, CA 92081

On behalf of Mathco Health Corporation a Delaware corporation (the "Company"), I am pleased to offer you the position of CFO/ Chief Financial Officer. Your employment by the Company shall be governed by the following terms and conditions (this "Agreement"):

This agreement dated this 6th day of May 2020 by and between Mathco Health Corporation, whose official address is 6221 Yarrow Drive, suite A, Carlsbad, California, 92008, hereinafter referred to as the ("Company") and Ali J Nasir whose address is 2071 Bravado St., Vista, CA 92081 hereinafter referred to as (The "Employee") and collectively as the (" Parties").

1. **Duties and Scope of Employment.**

a. **Position.** For the term of your employment under this Agreement (your "Employment"), the Company agrees to employ you in the position of CFO/ Chief Financial Officer or in such other position as the Company subsequently may assign to you. You will report to Ms. Katarina Maloney the CEO or to such other person as the Company subsequently may determine. You will be working in the Company's office in the San Diego Area. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company's CEO.

b. **Obligations to the Company**. During your Employment, you shall devote your full business efforts and time to the Company. Notwithstanding the foregoing, you may serve on corporate, civic, or charitable boards or committees, deliver lectures, fulfil speaking engagements, teach at educational institutions, or manage personal investments without such advance written consent, if such activities do not individually or taken together interfere with the performance of your duties under this Agreement. You shall comply with the Company's policies and rules, as they may be in effect from time to time during your Employment

c. **No Conflicting Obligations**. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. About your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have

returned all property and confidential information belonging to any prior employer.

2. **Commencement Date**. You shall commence part-time Employment as soon as reasonably practicable and in no event, later than the 05/06/2020
3. **Cash and Incentive Compensation.**
4. **Pay**. The Company shall pay you as compensation for you services an initial hourly rate at a gross rate $30 Such pay shall be payable in accordance with the Company's standard payroll procedures. The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as "Base pay, The Board or any Compensation Committee of the Board shall review your Base pay at least annually. Effective as of the date of any change to your Base pay, the Base Pay as so changed shall be considered the new Base Pay for all purposes of this Agreement.
5. **Incentive Bonuses**. You will be eligible to be considered for an annual incentive bonus each calendar year during the term of your employment under this Agreement based upon the achievement of certain objective or subjective criteria established by the Company's Board of Directors (the "Board") or any Compensation Committee of the Board. The determinations of the Board with respect to such bonus shall be final and binding. You shall not earn an incentive bonus unless you are employed by the Company on the date when such bonus is payable.
6. **Stock Options**. As part of your compensation and on a onetime basis as an incentive for joining the company in the capacity noted in paragraph 1, the company shall issue shares to you under the terms and conditions of the Share Purchase agreement which is part of this agreement.

Share Purchase Agreement

This Share Purchase Agreement (this "Agreement") is made as of the date of the start of your employment of 05/06/2020 (the "Effective Date") by and between Mathco Health Corporation, a duly formed corporation in the State of Delaware with its principal place of business at 2647 Gateway Road, Suite 120, Carlsbad, California 92009. (The COMPANY") and Ali J Nasir, 2071 Bravado St., Vista, CA 92081 (" Employee"), (sometimes collectively referred to as the "Parties").

PREAMBLE

1. Mathco Health Corporation a Delaware company with authorized shares of 2,500,000,000 common stock having a par value of $.00001; There are two classes of Common Stock, Common A, and Common B. Common A shares represent 52% of the authorised and issued shares and Common B shares represents 48% of the authorized and issued shares.
2. Common B Shares have no voting rights.
3. **Terms and Conditions**

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a. The "Company" desires to retain the "Employee" as an Employee with the position as CFO/ Chief Financial Officer and the "Employee" desires to associate himself with the company in said capacity to be compensated with ownership of Shares in Mathco Health Corporation as part of said compensation.

b. It is agreed by the "Parties" that the "Employee" is a qualified to assume the noted position with the company. In consideration for the above terms and other valuable consideration, the "Company' ,agrees and the "Employee" accepts Five Hundred Thousand shares of Common B Stock, 500,000 par value $.00001 in Mathco Health Corporation. The above noted number of shares shall be fully vested after a continuous 12-month employment period starting on 05/06/2020;. It is understood and acknowledged by the "Employee" the shares are restricted, now there is no market for the shares. The shares may not be sold, assigned hypothecated, Gifted, or otherwise transferred to a third party. It is anticipated that the "Company" will be listed on a Stock Exchange. When the "Company" has been listed as a Public Company and the shares are marketable the "Employee" may at her/his option sell all or any part of the shares.

c. The Company's Board of Directors in good faith compliance with applicable guidance to avoid having the Option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting shares and options purchase the Company's Common Stock.

Employment portion continued

7. Vacation/PTO and Employee Benefits.

During your Employment, you shall be eligible to accrue up to 7 days of paid vacation, pro-rated for the remainder of this calendar year, in accordance with the Company's vacation / paid time off policy, as it may be amended from time to time. During your Employment, if applicable you shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated Employee of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan. You shall be eligible for 7 days of PTO beginning after 90 days of employment commencing on 05/06/2020 .

8. Business Expenses. n/a.

9. Continuing Education Expenses. N/A

10. Termination. Employment at Will. Your Employment shall be "at will," meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between you and the Company on the "at-will" nature of your employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

11. Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of your Employment, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.

12. Termination Benefits. General Release. Any other provision of this Agreement notwithstanding, subsections (i) and (ii) below shall not apply unless and until;

(i) you have executed (and do not revoke) a full and complete general release of all claims in a form provided by the Company without alteration and;

(ii) you have returned all Company property.

13. Severance Pay. If, during the term of this Agreement, the Company terminates your Employment for any reason other than Cause, death, Lay Offs or Permanent Disability, then, in addition to the amounts payable in accordance with Section 5(b), the Company shall not pay you severance pay.

14. Definition of "Cause." For all purposes under this Agreement, "Cause" shall mean:

a. any [material] breach by you of this Agreement, the Confidential Information and Invention Assignment Agreement between you and the Company [, or any other written agreement between you and the Company, if such breach causes material harm to the Company.
b. any [material] failure by you to comply with the Company's written policies or rules, as they may be in effect from time to time during your Employment [, if such failure causes material harm to the Company;]
c. your repeated failure to follow reasonable and lawful instructions from the Company or the Chief Executive Officer of the Company and your failure to cure such condition after receiving 20 days' advance written notice.
d. commission, conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any State by you [if such felony is work-related, materially impairs your ability to perform services for the Company, or results in a material loss to the Company or material damage to the reputation of the Company.
e. your misappropriation of funds or property of the Company.
f. neglect of your duties; or
g. any gross or wilful misconduct by you [resulting in a material loss to the Company or material damage to the reputation of the Company.]

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4. Non-Solicitation. The "Employee" shall not directly or indirectly induce or attempt to induce any of the Employee of Mathco Health Corporation or any subsidiary company to leave the employ of the "Company", or solicit the business of any client, customer, or any consultant of "The Company".

5. Non-Disclosure

This agreement dated, 6th day of May 2020 ('The Effective Date"), is made by and between Mathco Health Corporation and mailing address 2647 Gateway Road, Suite 105 - 220, Carlsbad, California 92009 and; Ali J Nasir, 2071 Bravado St., Vista, CA 92081

5.1 ("Employee")

The Company may provide Employee with Confidential Information (as hereinafter define) that is non-public, proprietary, or confidential in nature. In consideration of The Company Furnishing Employee with the Confidential Information, the Company and Employee acknowledges and agrees that;

5.2 Definition of Confidential Information. 'confidential Information" means, (the transaction) means, but not limited to information about The Company's business and or strategic plans, research and technologies that is developed by, acquired by, or licensed to the Company and that is maintained in confidence by The Company, including products, planning information, marketing strategies, financial information, customer relationships, customer profiles, sales estimates, business plans, internal performance results relating to past. Present or future business activities, scientific or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, information, know-how, show-how, and intellectual property, whether or not patentable, or copyrightable, and all documents inventions, ideas, substances, engineering, and laboratory notebooks, drawings, diagrams, designs, technical or none technical drawing, specifications, bills of material, equipment and models, and other tangible and non-tangible embodiment of the foregoing. However, the company will not disclose any Intellectual Property, Formulas whether patent appending or not, or any other matter related to the integrity of products sold by Mathco Health Corporation and subsidiaries, , Hemp Health, Inc., or Solale SRL

The confidential Information shall not include information that The Company can prove (a) are already in the Company's possession, (b) are or become generally available to the public other than as a result of a disclosure by The Company and or its agents, representatives or Employee, in breach of this letter agreement, (c) disclosing such information of the Company to the Employee by a legal, contractual or fiduciary obligation or (d) are created independently by The Company and were documented in writing to have been so created at the time of creation.

5.3 Confidentiality. - This Agreement will apply to all Confidential Information disclosed for a period of Five (5) years from the effective date of this agreement.

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Furthermore, The Company and the Employee agrees, with respect to the Confidential Information, for a period of Five (5) years from the date of disclosure that:

a. Employee will use The Company's Confidential Information only for one purpose of evaluating a relationship with The Company, and Vice Versa.

b. Employee will not copy The Company's Confidential Information without the prior written consent.

c. Employee will not reveal any Confidential Information to anyone other than himself or herself, unless Employee has The Company's written consent to share any information, Employee shall be responsible for any breach of this Agreement by its agents or representatives; and

d. Not to remove or deface any notice of confidentiality on the Confidential Information. The placement of copyright notice on any Confidential Information will not constitute publication or otherwise impair its confidential nature.

5.4 Terms of Confidential Information - The Employee agree not to engage in, either directly or indirectly, through other parties, not limited to individuals, agents, or institutions, through investments or consultations for but not limited to design, develop, manufacture, consult, market or sales of products, designs or concepts related to product(s), concept(s) or idea(s) of the company.

6. Publicity — Without The Company's prior written consent, except as required by law (such requirement to be confirmed by a legal opinion), The Employee and its agents, representatives will not disclose to any person the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place concerning a business relationship involving The Company and Employee or any of the terms, conditions or other facts with respect to any such business relationship, including status thereof.

7. Unauthorized Use or Disclosure - The Employee agrees that the unauthorized use or disclosure of The Company/s Confidential Information, related to this agreement, will cause irreparable harm, and any actual or threatened unauthorized use or disclosure will entitle The Company to injunctive relief, without bond or proof of damages, In the event an unauthorized use or disclosure of The Company's Confidential Information occurs, the Employee will immediately notify The Company and the Company will take, at the of expense, of the Company all steps which are reasonably necessary to recover The Company's Confidential Information and to prevent its subsequent use or dissemination, including availing itself of actions for seizure and injunction relief. If the Employee fails to take these steps in a timely manner, The Company may take them in its own name and at the one's expense whichever the case may be.

8. Authorized Release or Disclosure of Confidential Information - If Employee and The Company or anyone to whom Employee and The Company transmits the Confidential Information pursuant to this Agreement becomes legally compelled to disclose any of the Confidential Information, Employee will provide The Company

with prompt notice so that The Company may seek a protective order or other appropriate remedy and/or wave compliance with the provisions of this Agreement. In the event, such protective order or other remedy is not obtained, or that The Company waives compliance with the provisions of this Agreement, the Company will furnish only that portion of the Confidential Information Which the Company is advised by (written) opinion of counsel is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Agreement.

9. Return of Confidential Information - The Employee will, on request by The Company, return all such Confidential Information and any tangible embodiment containing such Confidential Information to the Company and if required, deliver a declaration of facts which certifies that the Employee has complied with these termination obligations.

Employment Agreement Continued

15. **Assignment** — The Employee may not assign, delegate, sub-control or otherwise transfer this Agreement or any of its rights or obligations without The Company' s prior written approval.
16. **Miscellaneous** - If any of the provisions of this Agreement shall not be held by a court or other tribunal of competent authority to be illegal, invalid, or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect. This agreement shall be governed by the laws of the State of Delaware without regard to the conflicts of law provisions thereof. This Agreement supersedes all prior discussions and writings and constitutes the entire agreement between the parties with respect to the subject matter hereof. The prevailing party in any action to enforce this Agreement shall be entitled to costs and attorneys' fees. No waiver or modification of this Agreement will be binding upon a party unless made in writing and signed by a duly authorized representative of such party and no failure or delay in enforcing any right will be deemed a waiver.

17. **Entire Agreement.** This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the parties with respect to such subject matter.
18. **Counterparts.** This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute the same instrument.
19. **Further Assurances.** The parties shall execute and/or cause to be delivered to each other such instruments and other documents, and shall take such other actions, as each party may reasonably request at any time for carrying out or evidencing any of the provisions of this Agreement.
20. **Amendments.** This Agreement may not be modified, amended, altered, or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.
21. **Waiver.** The waiver of a breach of any provision of this Share Purchase, Non-

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a. Non-Competition and Non-Disclosure Agreement shall not operate as or be construed as a waiver of any subsequent breach of this entire agreement.

22. **Notices.** All notices, demands, requests or other communications given under this Agreement shall be in writing and be given by personal delivery, certified mail, return receipt requested, or nationally recognized overnight courier service to the address set forth below or as may subsequently in writing be requested.

If to Mathco Health Corporation:

2647 Gateway Road, Suite 105 - 220, Carlsbad, California 92009

Attention: Katarina Maloney CEO

If to ____

23. **Assignment.** Neither Party may delegate its obligations or assign its rights to another person or entity without the prior written consent of the other Party.
24. **Governing Law**. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
25. **Consent to Jurisdiction**. Each party hereto hereby irrevocably submits to the exclusive venue in state or federal court in the State of Delaware for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, and hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.
26. Waiver of Jury Trial. Each party irrevocably and unconditionally waives, fully permitted by applicable law, all right to trial by jury in any legal proceeding arising out of or relating to this agreement, any other related document or the transactions contemplated hereby or thereby
27. Severability. If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.
28. **Attorney Fees.** If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation, reasonable attorney's fees, incurred about such action, including any appeal of such action.

Signature Page follows:

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IN WITNESS, WHEREOF, the Parties have each executed and delivered this Agreement as of the date first written above.

Mathco Health Corporation

By: ______________________

Katarina K. Maloney, CEO

By: Ali Nasir ______________________

Ali J. Nasir, CFO